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                                                                  Exhibit 99.2
                                                                  News Release

[A.H. BELO CORPORATION LETTERHEAD]



                 Belo Finalizes the Sale of Its Interest in the
              Television Food Network to the E.W. Scripps Company

     DALLAS, Oct. 15 /PRNewswire/ -- Belo (NYSE: BLC) announced today that it has finalized the sale of its interest in the Television Food Network (TVFN) to the E.W. Scripps Company.

     On September 4, 1997, Belo reached an agreement to sell its interest in TVFN to Scripps in exchange for KENS-TV (CBS) and KENS-AM in San Antonio, Texas, and $75 million in cash. Belo's agreement with Scripps was subject to government and other approvals as well as the completion of Scripps' purchase of KENS-TV and KENS-AM from Harte-Hanks Communications, Inc. The Scripps/Harte-Hanks transaction was also completed today. Belo will operate KENS-TV and KENS-AM under a local marketing agreement with Scripps until FCC approval is obtained and the parties close on the sale of the two properties.

     San Antonio is the nation's 38th-largest television market. The addition of KENS-TV, San Antonio's leading television station, will increase the size of Belo's station group from 16 to 17 network-affiliated television stations and extend its reach of U.S. television households to 14.1 percent. Belo's Texas television ownership also includes WFAA-TV (ABC) in Dallas-Fort Worth and KHOU-TV (CBS) in Houston.

     Belo is one of the nation's largest media companies with a diversified group of television broadcasting, newspaper publishing, cable news network and electronic media assets. The Company's television group currently reaches 13.5 percent of U.S. television households, including three stations in the top 12 television markets: WFAA-TV (ABC) in Dallas-Fort Worth; KHOU-TV (CBS) in Houston; and KING-TV (NBC) in Seattle-Tacoma. Belo has seven stations in the top 30 markets, 11 stations in the top 50 markets, and network-affiliation as follows: four ABC affiliates, five CBS affiliates, five NBC affiliates and two FOX affiliates. In addition, the Company manages five television stations through local marketing agreements, owns three local or regional cable news channels and owns Belo Productions, Inc.

     Belo's Publishing Division is headed by The Dallas Morning News (dallasnews.com), which has the country's seventh largest Sunday circulation and the ninth largest daily circulation, and the Providence Journal-Bulletin (projo.com), the leading newspaper in Rhode Island and southeastern Massachusetts. Belo also owns the Press-Enterprise in Riverside, California; the Messenger-Inquirer in Owensboro, Kentucky; The Eagle in Bryan-College Station, TX; the Arlington Morning News in Arlington, Texas; and The Gleaner in Henderson, Kentucky.

SOURCE   A.H. Belo Corporation
     -0-                 10/15/97
     /CONTACT:  Harold Gaar of A.H. Belo Corporation, 214-977-7650/(BLC)


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